EXHIBIT 99.1

Chemung Financial Reports First Quarter 2014 Earnings

ELMIRA, N.Y., April 24, 2014 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq:CHMG), the parent company of Chemung Canal Trust Company, today reported net income and earnings per share for the quarter ended March 31, 2014. Highlights for the quarter include:

  Net income for the first quarter of 2014 was $2.1 million, or $0.44 per share, compared with $2.4 million, or $0.52 per share, for the same quarter in the prior year.

  Net interest margin for the first quarter of 2014 was 3.53%, compared with 3.66% for the preceding quarter and 4.07% for the same quarter in the prior year. Average interest-earning assets increased $215.0 million year-over-year, due to the fourth quarter 2013 branch acquisition in addition to organic growth.

  Total loans increased $28.7 million, or 2.9%, from $995.9 million at December 31, 2013 to $1.025 billion at March 31, 2014. This increase was attributable to growth of $23.6 million, or 4.5%, in commercial loans.

  Non-performing assets to total assets ratio was 0.59% at March 31, 2014 compared with 0.61% at March 31, 2013.

  Book value per share was $30.03 at March 31, 2014 compared with $28.54 at March 31, 2013, an increase of $1.49, or 5.2%. Tangible book value per share was $24.08 at March 31, 2014 compared with $22.80 at March 31, 2013, an increase of $1.28, or 5.6%.

  As a result of the branch acquisition during the fourth quarter of 2013, the tangible equity to tangible assets ratio decreased to 7.67% at March 31, 2014, compared with 8.47% at March 31, 2013.

  Dividends declared during the quarter ended March 31, 2014 were $0.26 per share, level with the prior year.

Ronald M. Bentley, President and CEO stated, "As expected, we experienced net interest margin compression in the first quarter of 2014. To combat margin compression, we organically grew commercial loans $23.6 million, or 4.5%, and consumer loans $4.6 million, or 1.6%. As we continue to channel deposits from the acquired branch offices into loans, we expect to realize increases in both net interest margin and earnings. In addition, deposits increased $25.6 million, or 2.0%, primarily in core checking accounts."

Summary:

Chemung Financial Corporation reported net income of $2.1 million for the first quarter of 2014, a decrease of $0.3 million, or 14.4%, compared with $2.4 million for the same period in the prior year. Earnings per share for the first quarter of 2014 totaled $0.44, compared with $0.52 for the same period in the prior year. Return on average assets and return on average equity for the first quarter of 2014 were 0.56% and 5.93%, respectively, compared with 0.77% and 7.37%, respectively, for the same period in the prior year.

Net income of $2.1 million for the current quarter ended March 31, 2014 represents an increase of $0.6 million, or 38.9%, from net income of $1.5 million for the preceding quarter ended December 31, 2013. The increase in earnings was due primarily to items related to the branch acquisition in the fourth quarter of 2013, and a reduction of $0.4 million in the provision for loan losses. Earnings per share for the current quarter totaled $0.44 compared with $0.32 for the preceding quarter. Return on average assets and return on average equity for the current quarter were 0.56% and 5.93%, respectively, compared with 0.42% and 4.34%, respectively, for the preceding quarter.

Net Interest Income:

Net interest income for the first quarter of 2014 totaled $12.0 million compared with $11.7 million for the same period in the prior year, an increase of $0.3 million, or 2.7%. Net interest margin was 3.58% for the first quarter of 2014 compared with 4.14% for the same period in the prior year. The decline in net interest margin was due in part to a 65 basis point decrease in the yield on interest-earning assets, partially offset by a 12 basis point decline in the cost of funds and an increase of $215.0 million in average earning assets. In addition, the net interest margin declined as a result of the investment of cash from the branch acquisition into investment securities.

Net interest income for the current quarter totaled $12.0 million compared with $12.1 million for the preceding quarter ended December 31, 2013, a decrease of $0.1 million, or 0.3%. Net interest margin was 3.58% for the current quarter compared with 3.72% for the preceding quarter. The decline in net interest margin was due in part to a 17 basis point decrease in the yield on interest-earnings assets, partially offset by a four basis point decline in the cost of funds and an increase of $74.7 million in average interest-earning assets.

Non-Interest Income:

Non-interest income for the first quarter of 2014 was $5.0 million compared with $5.2 million for the preceding quarter ended December 31, 2013 and $4.0 million for the same first quarter in the prior year. The decrease from the preceding quarter was due primarily to a gain of $0.5 million from bargain purchase that occurred in the fourth quarter of 2013 and a reduction of $0.1 million in service charges on deposit accounts. These items were partially offset by a gain of $0.5 million from the liquidation of the Corporation's investment in a pool of trust preferred securities. The increase in non-interest income from the prior year was due primarily to the above mentioned liquidation gain, an increase of $0.3 million in service charges on deposit accounts attributable to branches acquired in the fourth quarter of 2013, and $0.1 million in Wealth Management Group fee income.

Non-Interest Expense:

Non-interest expense for the first quarter of 2014 was $13.3 million compared with $11.7 million for the prior year, an increase of $1.6 million, or 13.8%. The increase was due primarily to increases of $0.4 million in occupancy expense, $0.4 million in data processing expense and $0.3 million in salaries and wages. These increases were attributable to the branches acquired in the fourth quarter of 2013.

Non-interest expense for the current quarter was $13.3 million compared with $14.5 million for the preceding quarter ended December 31, 2013, a decrease of $1.1 million, or 7.8%. The decrease was due primarily to decreases of $1.1 million in acquisition expenses and $0.4 million in pension and other employee benefits. These items were partially offset by increases of $0.3 million in occupancy expense and $0.2 million in data processing expense. The increase in occupancy and data processing expenses were related to the acquired branches.

Asset Quality:

Non-performing loans totaled $8.6 million at March 31, 2014, or 0.84% of total loans, up from $7.3 million, or 0.79%, at March 31, 2013. The increase in non-performing loans at March 31, 2014 was primarily in the commercial loan segment of the loan portfolio. Non-performing assets, which are comprised of non-performing loans and other real estate owned, was 0.59% of total assets, or $8.8 million at March 31, 2014, down from 0.61%, or $7.8 million, at March 31, 2013. The Corporation's peer group average for the ratio of non-performing assets to total assets was 1.41% at December 31, 2013 (the most recent period available).

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Based on this analysis, the provision for loan losses for the first quarter of 2014 was $0.6 million compared with $1.0 million for the preceding quarter ended December 31, 2013, and $0.4 million for the same period in the prior year. The decrease in the provision for loan losses from the preceding quarter was due primarily to the establishment of $0.5 million in additional specific reserves on two commercial loans in the preceding quarter. Net charge-offs for the current quarter were $0.3 million compared with $0.1 million for the preceding quarter and less than $0.1 million for the same period in the prior year.

At March 31, 2014 the allowance for loan losses was $13.2 million, compared with $10.8 million at March 31, 2013. The allowance for loan losses was 153.55% of non-performing loans at March 31, 2014, compared with 148.65% at March 31, 2013. The ratio of the allowance for loan losses to total loans was 1.28% at March 31, 2014, compared with 1.17% at March 31, 2013.

Balance Sheet Activity:

Assets totaled $1.498 billion at March 31, 2014 compared with $1.280 billion at March 31, 2013, an increase of $217.6 million, or 17.0%. The growth was due primarily to increases of $101.8 million in securities available for sale and $103.1 million, or 11.2%, in total portfolio loans. The increase in portfolio loans was due to strong growth of $61.0 million in commercial loans and $47.7 million in consumer loans.

Deposits totaled $1.292 billion at March 31, 2014 compared with $1.079 billion at March 31, 2013, an increase of $212.9 million, or 19.7%. The increase was primarily due to $177.7 million from the branch acquisition and $35.2 million in organic deposit growth. At March 31, 2014, demand deposit and money market accounts comprised 66.3% of total deposits compared with 61.5% at March 31, 2013.

Total equity was $140.5 million at March 31, 2014 compared with $132.9 million at March 31, 2013, an increase of $7.6 million, or 5.7%. The total equity to total assets ratio was 9.38% at March 31, 2014 compared with 10.38% at March 31, 2013. The tangible equity to tangible assets ratio was 7.67% at March 31, 2014 compared with 8.47% at March 31, 2013. Book value per share increased to $30.03 at March 31, 2014 from $28.54 at March 31, 2013. As of March 31, 2014, both the Corporation's and the Bank's capital ratios were in excess of those required to be considered well-capitalized under regulatory capital guidelines.

Other Items:

The market value of total assets under management or administration in our Wealth Management Group was $1.923 billion at March 31, 2014 compared with $1.833 billion at March 31, 2013, an increase of $89.4 million, or 4.9%.

About Chemung Financial Corporation:

Chemung Financial Corporation is a $1.5 billion financial services holding company headquartered in Elmira, New York and operates 34 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding, among other things, the Corporation's expected financial condition and results of operations, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation's growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and changes in general business and economic trends. Information concerning these and other factors can be found in the Corporation's periodic filings with the Securities and Exchange Commission, including in our 2013 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(Dollars in thousands, except share data)	2014	2013	2013	2013	2013
ASSETS
Cash and due from financial institutions	$ 34,478	$ 31,600	$ 37,491	$ 23,812	$ 27,757
Interest-bearing deposits in other financial institutions	22,670	20,009	2,438	945	18,380
Total cash and cash equivalents	57,148	51,609	39,929	24,757	46,137

Trading assets, at fair value	413	366	313	389	384

Securities available for sale	337,134	346,016	259,275	225,362	235,307
Securities held to maturity	6,126	6,495	6,544	6,570	9,898
FHLB and FRB stocks, at cost	4,482	4,482	6,725	4,579	4,607
Total investment securities	347,742	356,993	272,544	236,511	249,812

Commercial	542,082	518,510	500,957	478,018	481,063
Mortgage	196,396	195,997	194,042	198,072	202,114
Consumer	286,087	281,359	272,635	257,950	238,256
Total loans	1,024,565	995,866	967,634	934,040	921,433
Allowance for loan losses	(13,155)	(12,776)	(11,856)	(11,320)	(10,825)
Loans, net	1,011,410	983,090	955,778	922,720	910,608

Loans held for sale	75	695	866	947	786
Premises and equipment, net	29,351	30,039	25,087	24,969	24,800
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	6,033	6,377	4,481	4,695	4,909
Other assets	23,535	25,150	20,269	20,348	20,712
Total assets	$ 1,497,531	$ 1,476,143	$ 1,341,091	$ 1,257,160	$ 1,279,972

Deposits:
Non-interest-bearing demand deposits	$ 354,727	$ 351,222	$ 297,053	$ 297,523	$ 296,361
Interest-bearing demand deposits	114,507	114,679	96,191	89,027	102,201
Insured money market accounts	387,912	361,095	289,459	261,060	265,025
Savings deposits	198,876	194,768	185,824	185,081	183,279
Time deposits	235,868	244,492	221,938	224,965	232,091
Total deposits	1,291,890	1,266,256	1,090,465	1,057,656	1,078,957

Securities sold under agreements to repurchase	30,646	32,701	30,499	30,568	31,427
FHLB advances	25,189	25,243	75,146	26,101	27,158
Other liabilities	9,283	13,365	10,175	10,156	9,522
Total liabilities	1,357,008	1,337,565	1,206,285	1,124,481	1,147,064

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	45,516	45,399	45,556	45,451	45,473
Retained earnings	111,895	111,031	110,740	109,755	108,296
Treasury stock, at cost	(17,728)	(18,060)	(18,266)	(18,205)	(18,291)
Accumulated other comprehensive income (loss)	787	155	(3,277)	(4,375)	(2,623)
Total shareholders' equity	140,523	138,578	134,806	132,679	132,908
Total liabilities and shareholders' equity	$ 1,497,531	$ 1,476,143	$ 1,341,091	$ 1,257,160	$ 1,279,972

Period-end shares outstanding	4,679,396	4,671,066	4,660,217	4,659,931	4,657,151

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended
	March 31,		Percent
(Dollars in thousands, except share and per share data)	2014	2013	Change
Interest and dividend income:
Loans, including fees	$ 11,168	$ 11,304	(1.2)
Taxable securities	1,503	1,131	32.9
Tax exempt securities	264	305	(13.4)
Interest-bearing deposits	19	8	137.5
Total interest and dividend income	12,954	12,748	1.6

Interest expense:
Deposits	522	624	(16.3)
Securities sold under agreements to repurchase	209	219	(4.6)
Borrowed funds	190	188	1.1
Total interest expense	921	1,031	(10.7)

Net interest income	12,033	11,717	2.7
Provision for loan losses	639	431	48.3
Net interest income after provision for loan losses	11,394	11,286	1.0

Non-interest income:
Wealth management group fee income	1,883	1,750	7.6
Service charges on deposit accounts	1,232	969	27.1
Net gain on sales of loans held for sale	41	112	(63.4)
Net loss on sales of other real estate owned	(30)	--	N/M
Other	1,838	1,191	54.3
Total non-interest income	4,964	4,022	23.4

Non-interest expense:
Salaries and wages	5,153	4,818	7.0
Pension and other employee benefits	1,359	1,424	(4.6)
Net occupancy	1,793	1,362	31.6
Furniture and equipment	630	518	21.6
Data processing	1,481	1,113	33.1
Professional fees	222	329	(32.5)
Amortization of intangible assets	345	235	46.8
Marketing and advertising	293	288	1.7
Other real estate owned expense	87	36	141.7
FDIC insurance	269	217	24.0
Loan expenses	149	143	4.2
Merger and acquisition expenses	86	--	N/M
Other	1,476	1,242	18.8
Total non-interest expense	13,343	11,725	13.8

Income before income tax expense	3,015	3,583	(15.9)
Income tax expense	951	1,171	(18.8)
Net income	$ 2,064	$ 2,412	(14.4)

Basic and diluted earnings per share	$ 0.44	$ 0.52
Cash dividends declared per share	0.26	0.26
Average basic and diluted shares outstanding	4,677,178	4,655,862

N/M - Not meaningful

Chemung Financial Corporation
Consolidated Financial Highlights (Unaudited)

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(Dollars in thousands, except share and per share data)	2014	2013	2013	2013	2013

RESULTS OF OPERATIONS
Interest income	$ 12,954	$ 13,072	$ 12,509	$ 12,333	$ 12,748
Interest expense	921	1,002	992	1,005	1,031
Net interest income	12,033	12,070	11,517	11,328	11,717
Provision for loan losses	639	1,000	874	450	431
Net interest income after provision for loan losses	11,394	11,070	10,643	10,878	11,286
Non-interest income	4,964	5,229	4,351	4,475	4,022
Non-interest expense	13,343	14,470	11,813	11,392	11,725
Income before income tax expense	3,015	1,829	3,181	3,961	3,583
Income tax expense	951	343	1,002	1,306	1,171
Net income	$ 2,064	$ 1,486	$ 2,179	$ 2,655	$ 2,412

Basic and diluted earnings per share	$ 0.44	$ 0.32	$ 0.47	$ 0.57	$ 0.52
Average basic and diluted shares outstanding	4,677,178	4,664,140	4,660,336	4,658,400	4,655,862

PERFORMANCE RATIOS
Return on average assets	0.56%	0.42%	0.67%	0.84%	0.77%
Return on average equity	5.93%	4.34%	6.45%	7.92%	7.37%
Return on average tangible equity (a)	7.41%	5.40%	8.04%	9.88%	9.24%
Efficiency ratio (b)	77.28%	76.66%	70.97%	69.94%	72.12%
Non-interest expense to average assets	3.64%	4.09%	3.65%	3.60%	3.75%
Loans to deposits	79.31%	78.65%	88.74%	88.31%	85.40%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	4.51%	4.67%	4.71%	4.79%	5.06%
Yield on investments	2.09%	2.05%	2.32%	2.34%	2.53%
Yield on interest-earning assets	3.85%	4.02%	4.23%	4.28%	4.50%
Cost of interest-bearing deposits	0.23%	0.26%	0.30%	0.31%	0.33%
Cost of borrowings	2.91%	1.90%	2.49%	2.80%	2.79%
Cost of interest-bearing liabilities	0.38%	0.42%	0.47%	0.48%	0.50%
Interest rate spread	3.47%	3.60%	3.76%	3.80%	4.00%
Net interest margin, fully taxable equivalent	3.58%	3.72%	3.90%	3.93%	4.14%

CAPITAL
Total equity to total assets at end of period	9.38%	9.39%	10.05%	10.55%	10.38%
Tangible equity to tangible assets at end of period (a)	7.67%	7.62%	8.25%	8.63%	8.47%

Book value per share	$ 30.03	$ 29.67	$ 28.93	$ 28.47	$ 28.54
Tangible book value per share	24.08	23.63	23.28	22.78	22.80
Period-end market value per share	27.12	34.17	34.63	33.49	33.90
Dividends declared per share	0.26	0.26	0.26	0.26	0.26

AVERAGE BALANCES
Loans (c)	$ 1,007,415	$ 981,491	$ 950,657	$ 929,439	$ 909,166
Earning assets	1,381,604	1,306,934	1,189,978	1,173,862	1,166,590
Total assets	1,488,577	1,404,770	1,283,577	1,269,472	1,266,379
Deposits	1,282,917	1,163,065	1,073,571	1,067,958	1,065,909
Total equity	141,061	135,979	133,955	134,392	132,783
Tangible equity (a)	112,996	109,082	107,528	107,746	105,913

ASSET QUALITY
Net charge-offs (recoveries)	$ 260	$ 80	$ 338	$ (45)	$ 39
Non-performing loans (d)	8,567	8,511	7,643	7,468	7,282
Non-performing assets (e)	8,808	9,049	8,207	8,056	7,847
Allowance for loan losses	13,155	12,776	11,856	11,320	10,825

Annualized net charge-offs to average loans	0.10%	0.03%	0.14%	(0.02)%	0.02%
Non-performing loans to total loans	0.84%	0.85%	0.79%	0.80%	0.79%
Non-performing assets to total assets	0.59%	0.61%	0.61%	0.64%	0.61%
Allowance for loan losses to total loans	1.28%	1.28%	1.23%	1.21%	1.17%
Allowance for loan losses to non-performing loans	153.55%	150.11%	155.12%	151.58%	148.65%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio is non-interest expense less merger and acquisition expenses less amortization of intangible assets divided by the total of fully taxable equivalent net interest income plus non-interest income less net gain on securities transactions less gain from bargain purchase less OTTI recovery.
(c) Loans include loans held for sale. Loans do not reflect the allowance for loan losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The table below shows computations of tangible equity and tangible assets and certain related ratios, all of which are considered to be non-GAAP financial measures. The tangible equity to tangible assets ratio has become a focus of some investors and management believes this ratio may assist in analyzing the Corporation's capital position, absent the effects of intangible assets. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of results reported under GAAP. Because not all companies use identical calculations, the non-GAAP measures presented in the following table may not be comparable to those reported by other companies.

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2014	2013	2013	2013	2013

TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$ 140,523	$ 138,578	$ 134,806	$ 132,679	$ 132,908
Less: intangible assets	(27,857)	(28,201)	(26,305)	(26,519)	(26,733)
Tangible equity (non-GAAP)	$ 112,666	$ 110,377	$ 108,501	$ 106,160	$ 106,175

Total assets (GAAP)	$ 1,497,531	$ 1,476,143	$ 1,341,091	$ 1,257,160	$ 1,279,972
Less: intangible assets	(27,857)	(28,201)	(26,305)	(26,519)	(26,733)
Tangible assets (non-GAAP)	$ 1,469,674	$ 1,447,942	$ 1,314,786	$ 1,230,641	$ 1,253,239

Total equity to total assets at end of period (GAAP)	9.38%	9.39%	10.05%	10.55%	10.38%
Book value per share (GAAP)	$ 30.03	$ 29.67	$ 28.93	$ 28.47	$ 28.54

Tangible equity to tangible assets at end of period (non-GAAP)	7.67%	7.62%	8.25%	8.63%	8.47%
Tangible book value per share (non-GAAP)	$ 24.08	$ 23.63	$ 23.28	$ 22.78	$ 22.80

TANGIBLE EQUITY AND TANGIBLE ASSETS
(AVERAGE)
Total shareholders' equity (GAAP)	$ 141,061	$ 135,979	$ 133,955	$ 134,392	$ 132,783
Less: intangible assets	(28,065)	(26,897)	(26,427)	(26,646)	(26,870)
Tangible equity (non-GAAP)	$ 112,996	$ 109,082	$ 107,528	$ 107,746	$ 105,913

Return on average equity (GAAP)	5.93%	4.34%	6.45%	7.92%	7.37%

Return on average tangible equity (non-GAAP)	7.41%	5.40%	8.04%	9.88%	9.24%

CONTACT: Karl F. Krebs, EVP and CFO
         kkrebs@chemungcanal.com
         Phone:  607-737-3714